Exhibit 21.1

LIST OF SUBSIDIARIES

ComStaff, Inc., (inactive) is incorporated under the laws in the state of Washington.

Command Florida, LLC, is organized under the laws of the state of Florida.

 CCNI One, Inc., is incorporated under the laws in the state of Florida.